Exhibit 99

3 Trowbridge Drive Bethel Connecticut 06801
phone: 203.798.1080  fax: 203.798.0147
www.aduromed.com



aduromed



FOR IMMEDIATE RELEASE:
Contact: Investor Relations
Phone:  800-360-3444
Email: ir@aduromed.com


GENERAL DEVICES ANNOUNCES A CHANGE IN CORPORATE NAME TO ADUROMED INDUSTRIES

January 30, 2007 Bethel, CT. (ADRM.OB) - General Devices, Inc. announced today that it has changed its corporate name to Aduromed Industries, Inc. The company's new ticker symbol is ADRM.OB. Aduromed Industries, Inc., through its wholly owned subsidiary, Aduromed Corporation, engages in the design, fabrication and installation of systems for the onsite treatment, processing, and disposal of regulated medical waste produced by healthcare institutions. The company's state-of-the-art MedClean(R) Series Systems converts regulated medical waste into safe municipal solid waste for disposal into a landfill, thereby significantly reducing waste disposal expenses for healthcare users. Aduromed Corporation offers its MedClean(R) Series Systems to various hospitals and medical facilities.

Aduromed Industries, Inc. CEO and President, Damien Tanaka, stated, "We have been working hard over the course of the last 12 months, familiarizing the health care industry with our MedClean(R) Series Systems and utilizing the capital we raised a year ago to build the infrastructure necessary to support the anticipated strong growth in sales of our unique, technologically advanced, systems. Our hard work is starting to pay off. In addition to the sale, design and installation of systems at premier health care institutions in California, Iowa, Pennsylvania, Massachusetts and Texas in 2006, we are looking forward to announcing a number of new sales in the first part of 2007 and the ramp up of sales continuing throughout 2007. This name change is an important part of having the investment community become familiar with our company, just as the health care industry is becoming more and more familiar with the Aduromed name and our cost effective and environmentally sound solutions to handle, sterilize and safely dispose of medical waste on-site."

The company was founded in 1997 and is headquartered in Bethel, Connecticut. For more information, visit our website at www.aduromed.com or contact Investor Relations at 800-360-3444.



This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts and can be identified by the use of terminology such as "may," "will," "should," "could", "expects," "plans," and "intends."